EXHIBIT 16.1

Madsen & Associates, CPA’s Inc.

January 8, 2007

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated January 8, 2006, of Claremont Technologies Corp., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our dismissal and our audits for the years ended September 30, 2005 and 2006, and our reviews of interim financial statements.

Very truly yours,

/s/ Madsen & Associates, CPA’s Inc.